Exhibit 3.17

FILE COPY

CERTIFICATE OF INCORPORATION

ON CHANGE OF NAME

Company No. 5814335

The Registrar of Companies for England and Wales hereby certifies that

PHILIPS SEMICONDUCTORS UK LIMITED

having by special resolution changed its name, is now incorporated under the name of

NXP SEMICONDUCTORS UK LIMITED

Given at Companies House, Cardiff, the 28th December 2006

Company No: 05814335

THE COMPANIES ACT 1985

COMPANY LIMITED BY SHARES

WRITTEN RESOLUTION

of

PHILIPS SEMICONDUCTORS UK LIMITED

Passed the 13th of December         2006

By a Written Resolution of the above named Company duly passed on the above date, pursuant to section 381A of the Companies Act 1985 the following Resolution was duly passed as a Special Resolution of the Company as follows:

SPECIAL RESOLUTION

THAT the name of the Company be changed to:

NXP Semiconductors UK Limited

THE COMPANIES ACTS 1985 TO 1989
PRIVATE COMPANY LIMITED BY SHARES

MEMORANDUM OF ASSOCIATION

PHILIPS SEMICONDUCTORS UK LIMITED